Exhibit 99.1

Piedmont Office Realty Trust Reports First Quarter Results

ATLANTA, May 5, 2011 — Piedmont Office Realty Trust, Inc. (“Piedmont” or the “Company”) (NYSE:PDM), an owner of primarily Class A properties located predominantly in the ten largest U.S. office markets, today announced its results for the quarter ended March 31, 2011.

Highlights for the Three Months Ended March 31, 2011:

—	Achieved funds from operations (“FFO”) of $0.41 per diluted share;

—	Completed approximately 843,000 square feet of leasing at the Company’s 77 consolidated office properties, including 616,000 square feet of renewal leases and 227,000 square feet of new leases;

—

Purchased a 150,000 square-foot building located at 1200 Enclave Parkway in the prestigious Energy Corridor of Houston, TX and acquired through foreclosure a 46-story, 962,000-square-foot, Class A office building located at 500 West Monroe Street in Chicago, IL;

—

Completed the largest lease negotiation in the Company’s history - a 597,253 square-foot, 15-year renewal with the National Aeronautics and Space Administration (“NASA”) at Two Independence Square in Washington, D.C.; and

—	Converted the final tranche of Class B common stock to Class A common stock on January 30, 2011 so that all shares of the Company’s common stock are now traded on the New York Stock Exchange.

Donald A. Miller, CFA, President and Chief Executive Officer, stated, “The first quarter of 2011 evidenced growing leasing momentum and transactional activity for Piedmont as we executed almost 850,000 square feet of leases, including the largest-ever single tenant lease negotiation in Piedmont’s history, acquired two Class A buildings with potential for accretion in our opportunistic markets and laid the groundwork for recycling opportunities in some of our non-core markets. Our leverage remains low and we are poised to continue to deploy capital as appropriate over the next several quarters.”

Results for the First Quarter ended March 31, 2011:

Despite over $0.01 in dilution as a result of the 13.8 million shares issued in our February 2010 public offering, Piedmont’s net income available to common stockholders was $34.0 million, or $0.20 per diluted share, for the first quarter of 2011, compared with $31.5 million, or $0.19 per diluted share, for the first quarter 2010. FFO totaled $71.3 million, or $0.41 per diluted share, for the current quarter, as compared to $69.2 million, or $0.42 per diluted share, for the quarter ended March 31, 2010. Adjusted FFO (“AFFO”) for the first quarter of 2011 totaled $52.0 million, or $0.30 per diluted share, as compared to $60.3 million, or $0.36 per diluted share, in the first quarter of 2010.

Revenues for the quarter ended March 31, 2011 totaled $146.6 million compared to $146.8 million in the same period a year ago. Property operating expenses were $55.0 million in the first quarter of 2011 compared to $55.4 million in the first quarter of 2010. Same store net operating income (on a cash basis) for the quarter was $88.3 million compared to $89.5 million for the quarter ended March 31, 2010.

Leasing Update

During the first quarter of 2011, the Company executed 843,000 square feet of office leasing throughout its markets. Of the leases signed during the quarter, 616,000 square feet or 73 percent was renewal related and 227,000 square feet or 27 percent was with new tenants. Our portfolio was 89.2 percent leased on a same store basis as of March 31, 2011 as compared to 89.3 percent leased as of March 31, 2010, reflecting stability in our same store portfolio. The Company’s overall office portfolio was 87.3 percent leased as of March 31, 2011, with a weighted average lease term remaining of 6.2 years. The Company’s overall leased percentage decreased 190 basis points from December 31, 2010, primarily as the result of the recent acquisitions of 1200 Enclave Parkway in Houston (18 percent leased) and 500 West Monroe Street in Chicago (67 percent leased). The Company is actively managing its upcoming lease expirations including several large 2011 and 2012 lease expirations.

A detailed presentation of the Company’s leasing activity can be found on pages 6 and 21 of Piedmont’s quarterly supplemental reporting package.

Capital Markets and Financing Activities

As previously communicated, Piedmont added two Class A properties to its portfolio during the first quarter. On March 30, 2011, Piedmont purchased a 150,000 square-foot building located at 1200 Enclave Parkway in the Energy Corridor of Houston, TX and, on March 31, 2011, Piedmont acquired, through a UCC foreclosure auction, the equity ownership of a 46-story, approximately 962,000-square-foot, Class A office building located at 500 West Monroe Street in Chicago, IL.

As a result of the above acquisitions, Piedmont’s gross assets increased to $5.5 billion as of March 31, 2011. Total debt increased to $1.6 billion as of March 31, 2011 as a result of $183.6 million of debt recorded during the quarter in conjunction with the consolidation of the 500 West Monroe Street Building. Consequently, the Company’s total debt-to-gross assets ratio was 29.2 percent as of March 31, 2011 as compared with 26.6 percent as of December 31, 2010. Net debt to annualized core EBITDA ratio was 4.3 times and the Company’s fixed charge coverage ratio was 5.2 times. As of March 31, 2011, Piedmont had cash and capacity on its unsecured line of credit of approximately $505 million.

Subsequent to Quarter End

Acquisitions and Dispositions

On April 21, 2011, the Company entered into a binding contract to sell its office property known as Eastpointe Corporate Center, located in suburban Seattle, for approximately $32 million with an anticipated closing date of July 1, 2011.

On April 29, 2011, the Company purchased, for $20.45 million, a 14 year-old, Class A, six-story office building containing approximately 138,000 rentable square feet located in Atlanta, GA. This building, the Dupree Building, was obtained through an off-market transaction and is 83% leased.

Dividend

On May 4, 2011, the Board of Directors of Piedmont declared a dividend for the second quarter of 2011 in the amount of $0.315 per common share outstanding to stockholders of record as of the close of business on June 1, 2011. The dividend is expected to be paid on June 22, 2011.

Guidance for 2011

The Company reiterates financial guidance for full-year 2011 based on management’s expectations as follows:

	Low		High
Net Income	$106	—	118	Million

Add: Depreciation & Amortization	$150	—	156	Million
Core FFO	$256	—	269	Million
Core FFO per diluted share	$1.48	—	1.56

These estimates reflect management’s view of current market conditions and incorporate certain economic and operational assumptions and projections. These estimates exclude future acquisitions and dispositions which could result in a change in the Company’s 2011 outlook and guidance when they are consummated. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio webcast for Friday, May 6, 2011 at 10:00 A.M. Eastern Time. The live audio webcast of the call may be accessed on the Company’s website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are 1-877-407-4018 for participants in the United States and 1-201-689-8471 for international participants. The conference identification number is 370839. A replay of the conference call will be available until May 20, 2011, and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international participants, followed by passcode 370839. A webcast replay will also be available after the conference call in the Investor Relations section of the Company’s website. During the audio webcast and conference call, the Company’s management team will review first quarter 2011 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly Supplemental Information as of and for the three months ended March 31, 2011 can be accessed on the Company’s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. is a fully-integrated and self-managed real estate investment trust (“REIT”) specializing in the acquisition, ownership, management, development and disposition of primarily high-quality Class A office buildings located predominantly in large U.S. office markets and leased principally to high-credit-quality tenants. Since its first acquisition in 1998, the Company has acquired approximately $5.8 billion of office and industrial properties. Rated as an investment-grade company by Standard & Poor’s and Moody’s, Piedmont has maintained a low-leverage strategy while acquiring its properties.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company’s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company’s leasing and transaction momentum and prospects; the Company’s accretive and capital recycling opportunities; the Company’s ability to deploy capital in the coming quarters; the Company’s ability to consummate the disposition of Eastpointe Corporate Center and 360 Interlocken Boulevard; and the Company’s estimated range of Net Income, Depreciation and Amortization, Core FFO and Core FFO per diluted share for the year ending December 31, 2011.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the Company’s ability to successfully identify and consummate suitable acquisitions; current adverse market and economic conditions; lease terminations or lease defaults, particularly by one of the Company’s large lead tenants; the impact of competition on the Company’s efforts to renew existing leases or re-let space; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates; economic and regulatory changes; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions and related impairments to the Company’s assets, including, but not limited to, receivables, real estate assets and other intangible assets; the success of the Company’s real estate strategies and investment objectives; availability of financing; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; the impact of outstanding or potential litigation; and other factors detailed in the Company’s most recent Annual Report on Form 10-K for the period ended December 31, 2010, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts Contact:

Eddie Guilbert

770-418-8592

research.analysts@piedmontreit.com

Investor Relations Firm Contact:

ICR Inc.

Evelyn Infurna

203-682-8346

Evelyn.infurna@icrinc.com

Transfer Agent Services Contact:

The Bank of New York Mellon

866-354-3485

investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.

Consolidated Balance Sheets

Unaudited (in thousands)

	March 31, 2011	December 31, 2010

Assets:
Real estate assets, at cost:
Land	$688,103	$647,653
Buildings and improvements	3,865,239	3,688,751
Buildings and improvements, accumulated depreciation	(770,147)	(744,756)
Intangible lease asset	238,504	219,770
Intangible lease asset, accumulated amortization	(142,754)	(145,742)
Construction in progress	13,142	11,152

Total real estate assets	3,892,087	3,676,828

Investment in unconsolidated joint ventures	41,759	42,018
Cash and cash equivalents	42,151	56,718
Tenant receivables, net of allowance for doubtful accounts	29,726	28,849
Straight line rent receivable	103,854	105,157
Notes receivable	-	61,144
Due from unconsolidated joint ventures	594	1,158
Restricted cash and escrows	30,771	12,475
Prepaid expenses and other assets	11,967	11,249
Goodwill	180,097	180,097
Deferred financing costs, less accumulated amortization	5,374	5,306
Deferred lease costs, less accumulated amortization	224,892	192,481

Total assets	$4,563,272	$4,373,480

Liabilities:
Line of credit and notes payable (net of discounts of $1,413 and $0 as of March 31, 2011 and December 31, 2010, respectively)	$1,601,112	$1,402,525
Accounts payable, accrued expenses, and accrued capital expenditures	122,769	112,648
Deferred income	38,990	35,203
Intangible lease liabilities, less accumulated amortization	46,517	48,959
Interest rate swap	367	691

Total liabilities	1,809,755	1,600,026

Stockholders’ equity :
Class A common stock	1,727	1,330
Class B-1 common stock	-	-
Class B-2 common stock	-	-
Class B-3 common stock	-	397
Additional paid in capital	3,661,570	3,661,308
Cumulative distributions in excess of earnings	(915,543)	(895,122)
Other comprehensive loss	(465)	(691)

Piedmont stockholders’ equity	2,747,289	2,767,222
Non-controlling interest	6,228	6,232

Total stockholders’ equity	2,753,517	2,773,454

Total liabilities, redeemable common stock and stockholders’ equity	$4,563,272	$4,373,480

Net Debt (Gross debt less cash and cash equivalents and restricted cash and escrows)	$1,529,603	$1,333,332
Total Gross Assets (1)	$5,476,173	$5,263,978

Number of shares of all classes of common stock outstanding at end of period	172,658	172,658

(1)	Total assets exclusive of accumulated depreciation and amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.

Consolidated Statements of Income

Unaudited (in thousands)

	Three Months Ended
	3/31/2011	3/31/2010

Revenues:
Rental income	$109,830	$110,512
Tenant reimbursements	32,490	35,083
Property management fee revenue	830	753
Other rental income	3,404	496

Total revenues	146,554	146,844

Operating expenses:
Property operating costs	54,957	55,361
Depreciation	27,022	25,691
Amortization	12,076	11,387
General and administrative	6,824	6,620

Total operating expenses	100,879	99,059

Real estate operating income	45,675	47,785

Other income (expense):
Interest expense	(17,174)	(19,091)
Interest and other income	3,460	969
Equity in income of unconsolidated joint ventures	209	737
Gain on consolidation of a variable interest entity	1,920	-

Total other income (expense)	(11,585)	(17,385)

Income from continuing operations	34,090	30,400

Operating income	-	1,185

Discontinued operations	-	1,185

Net income	34,090	31,585

Less: Net income attributable to noncontrolling interest	(123)	(125)

Net income attributable to Piedmont	$33,967	$31,460

Weighted average common shares outstanding - diluted	172,955	165,200

Net income per share available to common stockholders - diluted	$0.20	$0.19

Piedmont Office Realty Trust, Inc.

Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations

Unaudited (in thousands except for per share data)

	Three Months Ended
	3/31/2011	3/31/2010

Net income attributable to Piedmont	$33,967	$31,460

Depreciation (1) (2)	27,154	26,250
Amortization (1)	12,106	11,488
Gain on consolidation of variable interest entity	(1,920)	-

Funds from operations	71,307	69,198

Acquisition costs	(26)	-

Core funds from operations	71,281	69,198

Depreciation of non real estate assets	170	178
Stock-based and other non-cash compensation expense	968	653
Deferred financing cost amortization	607	696
Straight-line effects of lease revenue (1)	2,237	1,073
Amortization of lease-related intangibles (1)	(1,362)	(1,426)
Income from amortization of discount on purchase of mezzanine loans	(484)	(668)
Acquisition costs	26
Non-incremental capital expenditures (3)	(21,469)	(9,413)

Adjusted funds from operations	$51,974	$60,291

Weighted average common shares outstanding - diluted	172,955	165,200

Funds from operations per share (diluted)	$0.41	$0.42
Core funds from operations per share (diluted)	$0.41	$0.42
Adjusted funds from operations per share (diluted)	$0.30	$0.36

(1) Includes adjustments for wholly-owned properties and for our proportionate ownership in unconsolidated joint ventures.

(2) Excludes depreciation of non real estate assets.

(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets’ income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure.

*Definitions

Funds From Operations (“FFO”): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. Such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations (“Core FFO”): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjust for certain non-recurring items such as impairment losses and other extraordinary items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs’ equivalent to Core FFO.

Adjusted Funds From Operations (“AFFO”): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.

Same Store Net Operating Income

Unaudited (in thousands)

	Three Months Ended
	3/31/2011	3/31/2010

Net income attributable to Piedmont	$33,967	$31,460

Net income attributable to non-controlling interest	123	125
Interest Expense	17,174	19,091
Depreciation(1)	27,324	26,428
Amortization(1)	12,106	11,488
Gain on consolidation of variable interest entity	(1,920)	-

Core EBITDA*	88,774	88,592

General & administrative expenses(1)	6,899	6,696
Management fee revenue	(830)	(753)
Interest and other income	(3,460)	(969)
Lease termination income	(3,404)	(496)
Lease termination expense - straight line rent & acquisition intangibles write-offs	436	67
Straight line rent adjustment(1)	1,972	1,006
Net effect of amortization of below-market in-place lease intangibles(1)	(1,534)	(1,426)

Core net operating income (cash basis)*	88,853	92,717

Acquisitions	354	-
Dispositions	-	(1,681)
Industrial properties	(239)	(273)
Unconsolidated joint ventures	(658)	(1,268)

Same Store NOI*	$88,310	$89,495

Year over Year change in same store NOI	-1.3%

Fixed Charge Coverage Ratio (Core EBITDA/ Interest Expense)(2)	5.2
Annualized Core EBITDA (Core EBITDA x 4)	$355,096

(1)	Includes adjustments for wholly-owned properties and for our proportionate ownership in unconsolidated joint ventures.
(2)	Piedmont had no capitalized interest, principal amortization or preferred dividends for any of the periods presented.

*Definitions

Core EBITDA: Defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other extraordinary items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Core net operating income (“Core NOI”): Core NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and casualty and impairment losses and the deduction of income and expense associated with lease terminations and income associated with property management performed by Piedmont for other organizations. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. The company uses this measure to assess its operating results and believes it is important in assessing operating performance. Core NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same store net operating income (“Same Store NOI”): Same Store NOI is calculated as the Core NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to industrial properties. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. We believe Same Store NOI is an important measure of comparison of our stabilized properties’ operating performance. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.